UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 11, 2016 (April 1, 2016)

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

2150 St. Elzéar Blvd. West, Laval, Quebec, Canada H7L 4A8

(Address of principal executive offices) (Zip Code)

(514) 744-6792

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 11, 2016, Valeant Pharmaceuticals International, Inc. (the “Company”) entered into an amendment and waiver (“Amendment No. 12”) to its Third Amended and Restated Credit and Guaranty Agreement, dated as of February 13, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Amendment No. 12 extends the deadline for filing (i) the Company’s Form 10-K for the fiscal year ended December 31, 2015 to May 31, 2016 and (ii) the Company’s Form 10-Q for the fiscal quarter ended March 31, 2016 to July 31, 2016.  In addition, Amendment No. 12 waives the cross-default under the Credit Agreement to Valeant’s indentures that arose when the Form 10-K for the fiscal year ended December 31, 2015 was not filed by March 15, 2016, as well as any cross default that may arise under the Company’s other indebtedness from the failure to timely deliver the Form 10-K.  Any cross default that may arise under the indentures or the Company’s other indebtedness as a result of any delay in filing the Company’s Form 10-Q for the fiscal quarter ended March 31, 2016 was also waived by Amendment No. 12.  In addition, Amendment No. 12 waives any defaults or events of default that may have resulted from the prior delivery of financial statements or information that included the inaccurate information (the “Inaccurate Information”) described in the Company’s press release dated March 21, 2016, the Company’s Form 12b-25 filing dated February 29, 2016 and the Company’s Form 8-K filing dated March 21, 2016.

Amendment No. 12 imposes a number of restrictions on the Company and its subsidiaries until the time that (i) the Company delivers its Form 10-K for the fiscal year ended December 31, 2015 and its Form 10-Q for the fiscal quarter ended March 31, 2016 (such requirements, the “Financial Reporting Requirements”) and (ii) the leverage ratio of the Company and its subsidiaries is less than 4.50 to 1.00, including imposing a $250,000,000 aggregate cap (the “Transaction Cap”) on permitted acquisitions, a restriction on the incurrence of debt to finance permitted acquisitions and a requirement that all net asset sale proceeds be used to repay the term loans instead of being reinvested in the business.  In addition, the Company’s ability to make investments and restricted payments using the general basket under the Credit Agreement will also be restricted and subject to the Transaction Cap until such time that the Financial Reporting Requirements are satisfied and the leverage ratio of the Company and its subsidiaries is less than 4.00 to 1.00.

Amendment No. 12 also increases the interest rate applicable to the Company’s loans under the Credit Agreement by 1.00% until delivery of the Company’s financial statements for the fiscal quarter ending June 30, 2017.  Thereafter, the interest rate applicable to the loans will be determined on the basis of a pricing grid tied to the Company’s secured leverage ratio.

Amendment No. 12 reduces the minimum interest coverage ratio covenant under the Credit Agreement from 3.00 to 1.00 to 2.75 to 1.00 for any fiscal quarter from June 30, 2016 through March 31, 2017.

Amendment No. 12 also modifies certain add-backs to Consolidated Adjusted EBITDA under the Credit Agreement, including increasing the add-back for (i) restructuring charges in any twelve-month period to $200,000,000 from $125,000,000 and (ii) fees and expenses in connection with any proposed or actual issuance of debt, equity, acquisitions, investments, assets sales or divestitures to $150,000,000 from $75,000,000 for any twelve month period ending on or prior to March 31, 2017.  The definition of “Consolidated Adjusted EBITDA” has also been modified to add back fees and expenses in connection with any amendment or modification of the Credit Agreement or any other indebtedness, and to permit up to $175,000,000 to be added back in connection with costs, fees and expenses relating to Philidor Rx Services-related matters and/or product pricing-related matters, the Inaccurate Information and any review by the Company’s board of directors, including any special or ad hoc committee of the board, related to Philidor Rx Services-related matters and/or product pricing-related matters and the Inaccurate Information.  Amendment No. 12 modifies the definition of “Pro Forma Basis” under the Credit Agreement to allow the Company to give pro forma effect to any incurrence or repayment of indebtedness (other than indebtedness incurred or repaid under any revolving credit facility and any repayment of indebtedness with the proceeds of borrowings under any revolving credit facility) when making certain financial covenant calculations in connection with certain transactions.

Amendment No. 12 also permits the Company to incur up to $750,000,000 of additional unsecured indebtedness at any time.  This basket previously expired on April 1, 2016.

The Company paid each lender that consented to Amendment No. 12 a fee equal to 0.50% of the aggregate principal amount of outstanding term loans and revolving commitments held by such lender.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

The Company made a voluntary prepayment in the amount of $125,000,000 on April 1, 2016 that was applied pro rata across the Company’s term loans.  The voluntary prepayment represents an estimate of the mandatory excess cash flow payment for the fiscal year ended December 31, 2015 based on preliminary 2015 results.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

10.1	Amendment No. 12 and Waiver to Third Amended and Restated Credit and Guaranty Agreement, dated as of April 11, 2016, by and among Valeant Pharmaceuticals International, Inc., the guarantors party thereto and Barclays Bank PLC, as administrative agent and on behalf of the requisite lenders and as Amendment No. 12 arranger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2016

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Robert L. Rosiello
Robert L. Rosiello
Executive Vice President, Chief Financial Officer